COPY

ARTICLES OF AMENDMENT

(1)

(2) Infinity Capital Group, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3) The charter of the corporation is hereby amended as follows:

SECOND: Name of corporation: The name of the corporation is 30DC, Inc.

This amendment of the charter of the corporation has been approved by (4) the directors and shareholders.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) ______________________
Secretary

(5) ______________________
President

(6) Return address of filing party:

Michael A. Littman
Attorney at Law
7609 Ralston Road
Arvada, CO 80002

RECEIVED
2010 OCT -8 A 11:12
DEPARTMENT
OF ASSESSMENTS
& TAXATION